Home Equity Loan-Backed Term Notes, GMACM Series 2002-HE2
	Payment Date	05/28/2002

Servicing Certificate	Group 1
Beginning Pool Balance	491,989,028.81
Beginning PFA	166,305,564.55
Ending Pool Balance	621,263,880.82
Ending PFA Balance	28,392,262.16
Principal Collections	8,638,450.38
Principal Draws	-
Net Principal Collections	8,638,450.38
Active Loan Count	17,295

Interest Collections	3,884,449.15

Weighted Average Net Loan Rate	8.79790%
Substitution Adjustment Amount	0.00

Excess Cash	1,012,573.46

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	246,772,861.94	238,832,623.64	0.9372381	7,940,238.30	447,892.74	0.00	35.90%	1.980%
Class A-2	53,199,000.00	51,488,214.46	0.9678418	1,710,785.54	205,259.48	0.00	7.74%	4.630%
Class A-3	161,817,000.00	161,817,000.00	1.0000000	0.00	713,343.28	0.00	24.33%	5.290%
Class A-4	109,924,000.00	109,924,000.00	1.0000000	0.00	549,620.00	0.00	16.52%	6.000%
Class A-5	85,456,000.00	85,456,000.00	1.0000000	0.00	474,280.80	0.00	12.85%	6.660%
Class IO	66,522,000.00	66,522,000.00	1.0000000	0.00	415,762.50	0.00	0.00%	7.500%
Certificates	-	-	-	-	0.00	-	-	-

Beginning Overcollateralization Amount	1,125,731.42
Overcollateralization Amount Increase (Decrease)	1,012,573.46
Outstanding Overcollateralization Amount	2,138,304.88
Target Overcollateralization Amount	13,304,445.16

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	592,578.88		15	0.10%
Delinquent Loans (60 Days)*	103,439.50		2	0.02%
Delinquent Loans (90 Days)*	-		0	0.00%
Delinquent Loans (120 Days)*	-		0	0.00%
Delinquent Loans (150 Days)*	-		0	0.00%
Delinquent Loans (180+ Days)*	-		0	0.00%
REO	-		0	0.00%
Bankruptcy	110,402.72		3	0.02%
Foreclosures	-		0	0.00%

*Delinquency Figures Do Not include Bankruptcy, Foreclosure, and REO.

	Liquidation To-Date
Beginning Loss Amount	0.00
Current Month Loss Amount	0.00
Current Month Recoveries	0.00
Ending Loss Amount	0.00	0.00

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	1,969,420.34
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	1,969,420.34
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	585,112.15

Prefunding Account
Beginning Balance	166,305,564.55
Additional Purchases during Revolving Period	(137,913,302.39)
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	28,392,262.16
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Cuurent Month Repurchases Units	0
Cuurent Month Repurchases ($)	0